PROSPECTUS SUPPLEMENT No. 1	Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED DECEMBER 8, 2005)	File No. 333-128990
IDM PHARMA, INC.
10,894,460 SHARES OF COMMON STOCK
________________________
     This prospectus supplement No. 1 supplements and amends the prospectus dated December 8, 2005, or the Prior Prospectus, relating to the resale by certain selling stockholders of shares of common stock issued by IDM Pharma, Inc.
     This prospectus supplement should be read in conjunction with the Prior Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prior Prospectus.
     We are filing this prospectus supplement to reflect the distribution by each of Alta BioPharma Partners, L.P., IDM Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC of the shares registered for such entities pursuant to the Prior Prospectus to the individuals and entities set forth below. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Stockholders” on pages 20 and 22 of the Prior Prospectus, or the Original Selling Stockholder Table.
     The Original Selling Stockholder Table is hereby amended and supplemented by (i) deleting any reference therein to Alta BioPharma Partners, L.P., IDM Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC and the shares held by such entities, (ii) deleting footnote 16 and (ii) adding the stockholders identified in the table below and the related footnotes set forth below. For purposes of this prospectus supplement, the applicable percentages of ownership in the table below are based on an aggregate of 17,958,182 shares of our common stock issued and outstanding as of May 21, 2007. Shares beneficially owned after the offering, as reflected in the table below, are subject to a resale offering pursuant to a separate registration statement.

			Shares
	Number of Shares		Beneficially
	Beneficially Owned		Owned After
	Prior to Offering	Number of Shares	Offering
Selling Stockholders	(1)	Being Offered	Number	Percent
AIG Pinestar II (Aqua) Holdings, L.P. (20)	64,525	33,411	31,114	*

Anne Davis, Trustee, or her successors in trust under the Anne Davis Living Trust dated January 22, 2004 and any amendments thereto (20)	807	418	389	*

B.A. Ventures, Inc. (20)	985	267	718	*

Bank of America Capital Corporation (20)	12,905	6,682	6,223	*

Bear Stearns Securities Corporation Custodian FBO Craig S. Andrews IRA A/C 868-90029-16 (20)	215	111	104	*

California Public Employees’ Retirement Fund (20)	297,189	111,371	185,818	1.0%

Charles R. Stuckey Jr. Individual Account (20)	430	223	207	*

			Shares
	Number of Shares		Beneficially
	Beneficially Owned		Owned After
	Prior to Offering	Number of Shares	Offering
Selling Stockholders	(1)	Being Offered	Number	Percent
Constance Corcoran Miller Trust U/A/D 10/04/05 (20)	376	195	181	*

Craig L. Burr 1985 Children’s Trust (20)	1,662	557	1,105	*

Daniel H. Case Separate Property Non-Exempt Marital Trust (20)	108	56	52	*

Daniel Janney and Noelle Montgomery Family Trust (20)	2,719	1,140	1,579	*

Deleage Children’s Trust F/B/O Andre Deleage (21)	972	171	801	*

Deleage Children’s Trust F/B/O Emmanuel Deleage (21)	972	171	801	*

Deleage Children’s Trust F/B/O Michel Deleage (21)	972	171	801	*

Deleage Children’s Trust F/B/O Phillippe Deleage (21)	972	171	801	*

Dennis J. Purcell Individual Account (20)	108	56	52	*

Edward E. Penhoet Individual Account (22)	3,226	111	3,115	*

Edward M. Brown Individual Account (20)	108	56	52	*

Eileen A. McCarthy (20)	357	185	172	*

Employees’ Retirement System of the State of Rhode Island (20)	78,206	22,274	55,932	*

Finedix B.V. (20)	21,508	11,137	10,371	*

G. Kirk Raab Individual Account (20)	645	334	311	*

Garrett Gruener (20)	2,416	947	1,469	*

GC&H Investments, LLC (20)	1,446	445	1,001	*

Guy Nohra and Linda Nohra, Nohra Living Trust (20)	2,130	835	1,295	*

Hambrecht & Quist California (20)	860	445	415	*

JP Morgan Partner (BHCA), LP (20)	258,101	133,645	124,456	*

J. Sanford Miller (20)	376	195	181	*

Jean J. Deleage (23)	17,315	1,124	16,191	*

Jeffrey Beatty Child & Diane Donnelly Child, Trustees of the Child Family Trust U/O/T dated December 31, 1997 (20)	215	111	104	*

JP Morgan Chase Bank as Directed Trustee for the Corning Incorporated Retirement Master Trust (20)	21,508	11,137	10,371	*

Kingsley Profit Sharing Trust (20)	64	33	31	*

Le Serre (20)	162	84	78	*

			Shares
	Number of Shares		Beneficially
	Beneficially Owned		Owned After
	Prior to Offering	Number of Shares	Offering
Selling Stockholders	(1)	Being Offered	Number	Percent
Lockard/Marduel Revocable Trust (20)	6,371	1,140	5,231	*

Mario M. Rosati, Trustee of the Mario M. Rosati Trust U/D/T 1/5/90 (20)	193	100	93	*

Mellon Bank as Trustee for Account # 1084-09FN46-0 (20)	1,076	557	519	*

Mellon Bank as Trustee for Account # 1084-316H01-4 (20)	1,076	557	519	*

Mellon Bank as Trustee for Account # MRPF-170783-3 (20)	6,647	2,227	4,420	*

MELLON BANK NA as Agent for Account #1026-020287-0 (20)	3,227	1,671	1,556	*

MELLON BANK NA as Agent for Account #1026-402383-0 (20)	3,227	1,671	1,556	*

Michael G. Dovey Individual Account (20)	215	111	104	*

Northstar Venture Management PST FBO Terrance McGuire (20)	215	111	104	*

Nouvelle BioMerieux Alliance (20)	4,300	2,227	2,073	*

Private Market Fund, L.P. (20)	21,508	11,137	10,371	*

Raijacur N.V. (20)	8,604	4,455	4,149	*

Rainicur N.V. (20)	8,604	4,455	4,149	*

Richard T. Haiduck Individual Account (20)	430	223	207	*

Sanford R. Robertson and Jeanne Robertson Trustees of the Robertson Revocable Trust dated 11/27/02 (20)	1,076	557	519	*

Soparexo (20)	12,905	6,682	6,223	*

Swanson Family Fund, Ltd. (20)	1,290	668	622	*

The Nottingham Trust (20)	108	56	52	*

Wells Fargo Bank, N.A. FBO Marino Polestra, TUA - Account # 71272401 (20)	861	446	415	*

William J. Rutter Individual Account (20)	2,152	1,114	1,038	*

William P. Egan 1985 Children’s Trust F/B/O Gregory J. Egan (20)	457	237	220	*

William P. Egan 1985 Children’s Trust F/B/O Kristen E. Reed (20)	457	237	220	*

William P. Egan 1985 Children’s Trust F/B/O Mark P. Egan (20)	457	237	220	*

			Shares
	Number of Shares		Beneficially
	Beneficially Owned		Owned After
	Prior to Offering	Number of Shares	Offering
Selling Stockholders	(1)	Being Offered	Number	Percent
William P. Egan 1985 Children’s Trust F/B/O William P. Egan III (20)	457	237	220	*

WS Investment Company 98A (20)	1,742	902	840	*

*	Less than 1%.

(1)	“Prior to the Offering” means as of May 21, 2007 and prior to the offering by the selling stockholders of the securities registered under this prospectus for resale.

(20)	This selling stockholder is or has in the past three years held a limited or general partnership in one or more of Alta BioPharma Partners, L.P., IDM Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC, which entities are affiliated with Jean Deleage, Ph.D. and Edward Penhoet, Ph.D., each of whom currently serves on our board of directors.

(21)	This selling stockholder is affiliated with Dr. Deleage, who currently serves on our board of directors.

(22)	Dr. Penhoet currently serves on our board of directors. Beneficial Ownership includes options to purchase 1,397 shares of our common stock which will be exercisable as of July 20, 2007.

(23)	Dr. Deleage currently serves on our board of directors. Beneficial Ownership includes options to purchase 14,642 shares of our common stock which will be exercisable as of July 20, 2007.
     Information regarding selling stockholders is based on information provided by or on behalf of the selling stockholders, and may change over time. Any changed information will be set forth in further prospectus supplements and/or amendments.
     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of the Prior Prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is May 21, 2007.